                     U.S. SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,

       Section 17(a) of the Public Utility Holding Company Act of 1935 or

               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

_______________________________________________________________________________

1.   Name and Address of Reporting Person*

Leftwich

Samuel

E.

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   (Last)                           (First)             (Middle)

223 Maple Hill Drive

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                                    (Street)

Flat Rock

NC

27612

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   (City)                           (State)              (Zip)

_______________________________________________________________________________

2.   Issuer Name and Ticker or Trading Symbol

CT Communications, Inc.

_______________________________________________________________________________

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

_______________________________________________________________________________

4.   Statement for Month/Year

December 17, 2002

_______________________________________________________________________________

5.   If Amendment, Date of Original (Month/Year)

_______________________________________________________________________________

6.   Relationship of Reporting Person to Issuer

     (Check all applicable)

[X]  Director                     [_]  10% Owner

[_]  Officer (give title below)   [_]  Other (specify below)

_______________________________________________________________________________

7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person

     [_]  Form filed by more than one Reporting Person

_______________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,

                             or Beneficially Owned

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


1.Title of Security	2. Transaction Date (mm/dd/yy)	2a. Deemed Execution Date, if any, (mm/dd/yy)	3. Transaction Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5			5.Amount of Securites Beneficially Owned at End of Month (Instr. 3 and 4)	6.Ownership Form: Direct (D) or Indirect (I) (Instr.4)	7.Nature of Indirect Beneficial Ownership
			Code	V	Amount	(A) or (D)	Price
Common Stock	12/17/2002		J		19.547	A	12.79	10,416.939	D



*    If the Form is filed by more than one  Reporting  Person,  see  Instruction

     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)

                                                                          (Over)

(Form 4-07/99)

FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================




1. Title of Deriv-ative Secur-ity (Instr. 3)	2. Conver-sion or Exer-cise Price of Deriv-ative Security	3. Trans-action Date (month/ day/ year)	3a. Deemed Execut-ion Date, if any (month/ day/ year)	4. Trans-action Code (Instr.8)		5.Num-ber of Deriv-ative Secur-ities Acquired (A)or Disposed of f(D)(Instr. 3, 4, and 5)		6.Date Exercise-able and Expiration Date (Month/Day/Year)		7.Title and Amount of Underlying Securities (Instr. 3 and 4)		8.Price of Deriv-ative Secur-ity (Instr. 5)	9. Number of Deriv-ative Secur-ities Bene-ficial Owned at End of Month (Instr. 4)	10. Owner-Ship Form of Deriv-ative Secur-ity Direct (D) or In-Direct (I) (Instr.4)	11. Nature of Indirect Beneficial Owner-ship (Instr.4)
				Code	V	(A)	(D)	Date Exer-cisable	Expira-tion Date	Title	Amount or Number of Shares
Director Compensation Stock Options	30.25								6/22/2010	Common Stock	1,200		1,200	D
Director Compensation Stock Options	13.39							4/26/2001	4/26/2006	Common Stock	575		575	D
2001 Incentive Stock Compensation Options	14.02							4/25/2002	4/25/2007	Common Stock	1,841		1,841	D



Explanation of Responses: Transaction Code J – Received Under a Director Compensation Plan

/s/Samuel E. Leftwich

12-18-2002

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      **Signature of Reporting Person                             Date

**     Intentional misstatements or omissions of facts constitute Federal

       Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this Form, one of which must be manually signed.

       If space provided is insufficient, see Instruction 6 for procedure.

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